Exhibit 99.1

New York Community Bancorp, Inc. Announces the Appointment of Ronald A. Rosenfeld, Retired Federal Housing Finance Board Chairman, to the Board of Directors

WESTBURY, N.Y.--(BUSINESS WIRE)--December 21, 2011--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today announced the appointment of Ronald A. Rosenfeld to the Boards of Directors of the Company and its subsidiary banks, New York Community Bank (the “Community Bank”) and New York Commercial Bank (the “Commercial Bank”), effective January 1, 2012.

Mr. Rosenfeld’s credentials are well suited to the Company’s business model. In 2004, he was appointed Chairman of the Federal Housing Finance Board by President George Bush, with the unanimous approval of the U.S. Senate; he served in that position from 2005 through 2008. From 2001 through 2004, he was President of the Government National Mortgage Association, which was his first presidential appointment.

Mr. Rosenfeld’s curriculum vitae also includes one year as Deputy Assistant Secretary for Corporate Finance at the U.S. Treasury Department, and three years with the Department of Housing and Urban Development, where he served variously as Deputy Assistant Secretary for Single-Family Housing, Acting Deputy Assistant Secretary for Multi-Family Housing, and General Deputy Assistant Secretary for Housing Federal Housing Commissioner.

Prior to his career in public service, Mr. Rosenfeld was an executive with Prescott, Ball & Turben, Inc., an investment banking firm in Cleveland, Ohio, and with Zappala & Company, an investment banking firm in Pittsburgh, Pennsylvania. Previously, Mr. Rosenfeld was president of a company that developed and managed more than 10,000 apartment units in a six-state region.

A graduate of Harvard Law School and The Wharton School, University of Pennsylvania, Mr. Rosenfeld also lends his expertise to several not-for-profit organizations in the housing, education, and cultural arenas. In addition to serving on the Housing Commission of the Bi-Partisan Policy Center, Mr. Rosenfeld is a member of the National Advisory Board of the ULI Terwilliger Center for Workforce Housing. He also is a member of the National Board of Directors of the Smithsonian Institution and the Advisory Board of the National Zoological Park.

Commenting on Mr. Rosenfeld’s appointment, Company President and Chief Executive Officer Joseph R. Ficalora stated, “We are delighted that Ron has agreed to serve on our Board of Directors, and that the entire Company will now benefit from the same expertise he has brought to our Ohio Savings Bank Advisory Board since December 2009. Given that the Company’s success is driven by organic loan production and earnings-accretive bank acquisitions, Ron’s extensive knowledge of the housing industry, corporate finance, and investment banking will be instrumental to our continued growth in the years ahead.”

About New York Community Bancorp, Inc.

With assets of $42.0 billion at September 30, 2011, New York Community Bancorp, Inc. is currently the 21st largest bank holding company in the nation and a leading producer of multi-family mortgage loans in New York City, with an emphasis on apartment buildings that feature below-market rents. The Company has two bank subsidiaries: New York Community Bank, a thrift, with 241 branches serving customers throughout Metro New York, New Jersey, Ohio, Florida, and Arizona; and New York Commercial Bank, with 34 branches serving customers in Manhattan, Queens, Brooklyn, Long Island, and Westchester County in New York.

Reflecting its growth through a series of acquisitions, the Community Bank operates through seven local divisions, each with a history of service and strength: Queens County Savings Bank in Queens; Roslyn Savings Bank on Long Island; Richmond County Savings Bank on Staten Island; Roosevelt Savings Bank in Brooklyn; Garden State Community Bank in New Jersey; Ohio Savings Bank in Ohio; and AmTrust Bank in Florida and Arizona. Similarly, the Commercial Bank operates 17 of its branches under the divisional name Atlantic Bank. Additional information about the Company and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President & Director
Investor Relations and Corp. Communications